Exhibit 99.1

BranchOut Announces Preliminary Q4 2023 Revenue of ~$1.6 Million,

43% Sequential Growth Over the Previous Quarter;

Revenue Now at ~$6.4 Million Annual Run Rate

-Continued Product Line Expansion and Customer Launches Expected to Generate Strong Revenue Growth in 2024-

Bend, Oregon - January 22, 2024 - BranchOut Food Inc. (NASDAQ: BOF), a pioneering food technology company and producer of dehydrated fruit and vegetable-based products, today announced preliminary gross revenue for its fourth quarter ended December 31, 2023.

Preliminary Q4 2023 gross revenue reached approximately $1.6 million, outpacing Q3 2023 gross revenue of $1.1 million by 43%, and full year 2022 gross revenue of approximately $888,000 by more 80%.

Eric Healy, CEO of BranchOut Foods, commented, “BranchOut had a great fourth quarter with preliminary revenue nearly double all of last year’s revenue. We launched a number of new customers in recent months and have entered the new year with great momentum. We expect revenue to continue to grow at high rates in 2024 and gross margin to continue to improve as the year progresses. With ongoing expansion of our product lines and customer base, BranchOut Food looks forward to another record year.”

About BranchOut Food Inc.

BranchOut Food is an international food-tech company delivering truly great natural snacks and real superfood ingredients enabled by its licensed dehydration technology. The company’s GentleDry Technology is the next generation in dehydration technology, preserving up to 95% of the original nutrition of fresh fruits and vegetables. BranchOut’s technology is protected by more than 17 patents. BranchOut Food is proud to be a leading provider of high-quality dehydrated fruit and vegetable-based products and its commitment to quality and innovation sets it apart as a trusted brand and private label supplier. For more information about BranchOut Food Inc. and its products, please visit www.branchoutfood.com and follow us on LinkedIn and Twitter.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified using words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate”, “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements with respect to the operations of BranchOut Food, Inc., (the Company) strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

Contacts:

Investor Relations:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341

Media:

BranchOut Food Inc.

info@branchoutfood.com